UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: August 24, 2012

AVANTAIR, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-51115	20-1635240
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4311 General Howard Drive, Clearwater, Florida 33762

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (727) 539-0071

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Effective August 30, 2012, the Chief Operating Officer of Avantair, Inc. (the “Company”), Kevin Beitzel, has resigned his position with the Company. Mr. Beitzel has agreed to remain with the Company in order to transition his previous responsibilities through September 30, 2012, following which he will remain with the Company on a consulting basis as needed.

(e) On August 24, 2012, Steven Santo, Chief Executive Officer of the Company and Stephen Wagman, President of the Company (together, the “Senior Officers”), in furtherance of their continued actions as part of the Company’s ongoing efforts to reduce expenses, advised the Board of Directors of voluntary decreases in their compensation, which the Board of Directors approved.

Effective August 24, 2012, each Senior Officer agreed to a decrease in his annual base salary by the following percentages (when compared to their respective annual base salary levels in fiscal 2012): Steven Santo, Chief Executive Officer, agreed to reduce his salary by 15%, from $525,000 to $450,000, and Stephen Wagman, President, agreed to reduce his salary by 6%, from $375,000 to $352,500.

Further, each Senior Officer agreed to voluntarily forego his annual bonus opportunities for fiscal year 2012. When compared to Mr. Santo’s bonus payment for fiscal 2011, which was $200,000, the result is a further decrease in his compensation level, such that Mr. Santo’s total compensation decreased from fiscal 2011 by approximately 52%.

Consistent with the Senior Officers’ salary reductions, the Company’s non-employee directors have agreed to reduce their director compensation by 40%. Each Director will reduce their annual cash compensation by 40% from fiscal 2012 levels, from $40,000 to $24,000. Further, the Chairman of the Board and each Committee Chairman will reduce the additional compensation for their services as respective Chairmen by 40%. More specifically, Robert Lepofsky, Chairman of the Board, will reduce his additional chairman compensation from $32,000 to $19,200; Dick DeWolfe, Audit Committee Chairman, will reduce his additional chairman compensation from $ 24,000 to $14,400 and A. Clinton Allen, Governance Committee Chairman, and Arthur Goldberg, Compensation Committee Chairman, will reduce their additional chairman compensation from $16,000 to $9,600.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVANTAIR, INC.

Date: August 30, 2012	By:	/s/ Steven Santo
Steven Santo
Chief Executive Officer (Authorized Officer and Principal Executive Officer)